UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2009

Tyson Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or other jurisdiction)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2200 Don Tyson Parkway, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant's principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 8, 2009, Tyson Foods, Inc. (the “Company”) filed a Form 8-K (the “Previous 8-K”) to report the appointment of Mr. Leland E. Tollett as the Company’s interim President and Chief Executive Officer. As of that date, the Company and Mr. Tollett had not finalized the terms of Mr. Tollett’s employment agreement. The Company is filing this first amendment to the Previous 8-K to further report the signing of an employment agreement with Mr. Tollett. The Previous 8-K is hereby amended to add the following:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Company entered into an Executive Employment Agreement with Mr. Tollett, the Company’s interim President and Chief Executive Officer since January 5, 2009 (the “Agreement”).

Mr. Tollett, age 72, previously served as Chairman of the Company’s Board of Directors and Chief Executive Officer of the Company from 1995 to 1998. Mr. Tollett also served as president and Chief Executive Officer of the Company from 1991 to 1995. Mr. Tollett became a member of the Company’s Board of Directors in 1984 and remained in that capacity until February 1, 2008. Mr. Tollett has served as a consultant to the Company since his retirement as Chairman and Chief Executive Officer in 1998. Mr. Tollett is also a director of J.B. Hunt Transport Services, Inc.

The term of Mr. Tollett’s employment under the Agreement is effective as of January 5, 2009, and terminates on a date to be determined by the Executive Committee of the Company’s Board of Directors, unless terminated prior to such date pursuant to the terms of the Agreement (the “Period of Employment”). The Agreement provides for an annual base salary of not less than $600,000. The Company and Mr. Tollett may also mutually agree at a later date as to his eligibility under any bonus plan, subject to the approval of the Compensation Committee of the Company's Board of Directors. Mr. Tollett may also participate in any benefit programs generally applicable to officers of the Company, except for the Company’s executive long-term disability program, stock option and restricted stock programs, supplemental executive retirement plan, and life insurance plan. In addition, during the Period of Employment, Mr. Tollett is entitled to use certain Company-owned assets (and any related tax gross-up payments for such usage) consistent with Company policies and practices, including up to 25 hours annually of personal use of Company aircraft.

Mr. Tollett may terminate his employment under the Agreement, subject to confidentiality and non-compete obligations contained therein, upon thirty (30) days prior written notice to the Company. The Company has the right to terminate the Agreement at any time upon written notice to Mr. Tollett.

The Agreement also provides that Mr. Tollett will provide advisory services to the Company following the expiration of the Period of Employment (unless Mr. Tollett is terminated for cause or takes a position with a direct competitor of the Company) pursuant to the form of a consulting agreement attached to the Agreement (the “Consulting Agreement”). The Consulting Agreement will commence on the date Mr. Tollett is no longer serving under the Agreement and will terminate upon his death. Pursuant to the Consultant Agreement, Mr. Tollett will contribute up to twenty (20) hours of advisory services per month to the Company. In lieu of receiving any equity compensation for his service as the interim President and Chief Executive Officer, which equity compensation would have vested and been payable upon his death or retirement, Mr. Tollett and the Company have agreed to the following compensation under the Consulting Agreement: (i) an annual payment of $300,000 to Mr. Tollett during the term of the Agreement, which payments will be made to Mr. Tollett or his estate for a minimum of ten (10) years; and (ii) health care coverage substantially similar to the health care coverage provided under the Agreement for Mr. Tollett and his spouse during their lifetime. In exchange for these benefits, Mr. Tollett is prohibited from (i) divulging the Company’s confidential or proprietary information, (ii) taking a position with a direct competitor of the Company during the term of the Consulting Agreement and for one (1) year following its termination, and (iii) soliciting the employment of any of the Company’s employees or agents during the term of the Consulting Agreement and for three (3) years following its termination.

The foregoing description is qualified in its entirety by reference to the provisions of the Agreement, which is attached as an exhibit to this Form 8-K/A.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit

Number	Description

10.1	Executive Employment Agreement, dated June 5, 2009, by and between the Company and Mr. Tollett

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

By:	/s/ R. Read Hudson
Name:	R. Read Hudson
Title:	Vice President, Associate General

Counsel and Secretary

Date:	June 5, 2009